UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported):      February 3, 2023

SecureWorks Corp.
(Exact name of registrant as specified in its charter)

Delaware		001-37748	27-0463349
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

One Concourse Parkway NE
Suite 500
Atlanta,	Georgia		30328
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (404) 327-6339
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock,	SCWX	The Nasdaq Stock Market LLC
par value $0.01 per share		(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05    Costs Associated with Exit or Disposal Activities.
On February 3, 2023, SecureWorks Corp. (the “Company”) committed to a plan and announced to employees on February 7, 2023 that it is aligning its investments more closely with its strategic priorities by reducing the Company’s workforce by approximately 9% and implementing certain real estate‑related cost optimization actions. Under this plan, the Company intends to rebalance investments across all functions to align with the Company’s top strategic priorities and growth opportunities, such as higher value, higher margin Taegis solutions and other priorities, in order to balance continued growth with improving operating margins over time. The Company currently estimates that it will incur expenses of approximately $16.0 million, consisting primarily of severance and other termination benefits, as well as real estate-related expenses. The substantial majority of these expenses will result in cash expenditures. The Company expects to recognize these expenses in fiscal year 2023 and to complete the plan during the first quarter of fiscal year 2024, although the timing of workforce reductions may vary by country based on local legal requirements.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (e) On February 3, 2023, Paul M. Parrish, Chief Financial Officer of the Company, notified the Company of his decision to retire as Chief Financial Officer, in which position he served as the Company’s principal financial officer, effective as of May 5, 2023 (the “Separation Date”).
In connection with Mr. Parrish’s retirement as Chief Financial Officer, and subject to specified conditions, Mr. Parrish will receive benefits substantially equivalent to those that would be payable under the Company’s Amended and Restated Severance Pay Plan for Executive Employees (the “Severance Plan”) if Mr. Parrish’s departure were a qualifying termination under that plan, including severance pay in the amount of twelve months of his current base salary (payable in four quarterly installments), prorated payouts in respect of the annual bonus Mr. Parrish would have been eligible to receive and restricted stock units that otherwise would have vested within 90 days of the Separation Date, and up to twelve months of COBRA premiums. The Severance Plan is described in the Company’s proxy statement for its 2022 annual meeting of stockholders, filed with the Securities and Exchange Commission on May 11, 2022.
(c) On February 6, 2023, the Board of Directors appointed Steve Fulton, formerly the Company’s Chief Product Officer, as the Company’s President, Customer Success, effective as of February 6, 2023. Wendy K. Thomas will remain in the role of Chief Executive Officer and relinquish the role of President.
Mr. Fulton, age 49, has served as the Company’s Senior Vice President & Chief Product Officer from September 2020 to January 2023. Before this service, Mr. Fulton served as Vice President, Software Engineering from May 2017 to September 2020. Since joining Secureworks in 2017, Mr. Fulton has led all aspects of the Taegis XDR platform vision and development. Mr. Fulton has nearly 25 years of experience in senior leadership roles at a variety of software companies, including cybersecurity, cloud migration, virtualization, orchestration, software-defined storage and network performance. Throughout the course of his career, Mr. Fulton has led software engineering, product management, IT, customer success, business development, pricing, strategy, and marketing functions. Mr. Fulton will not be receiving a compensation adjustment in connection with his appointment as the Company’s President, Customer Success.
Cautionary Statement Regarding Forward Looking Statements
This current report contains forward-looking statements, including, but not limited to, statements regarding the date of completion of, and expenses that may be incurred in connection with, the Company’s reorganization plan. The expectations expressed or implied in these forward-looking statements may not turn out to be correct. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2022, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company does not undertake to update, and expressly disclaims any duty to update, its forward-looking statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits. The following documents are filed herewith as exhibits to this report:

Exhibit No.	Exhibit Description

99.1	Communication to employees dated February 7, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document, which is contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 7, 2023	SecureWorks Corp.

		By:	/s/ Paul M. Parrish
Paul M. Parrish
Chief Financial Officer
(Duly Authorized Officer)

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